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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
IRI International Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of IRI International Corporation of our report dated February 27, 1998, relating to the consolidated balance sheets of IRI International Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for year ended December 31, 1997, the nine-months ended December 31, 1996 and the year ended March 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of IRI International Corporation.





                                        KPMG PEAT MARWICK LLP


Houston, Texas
March 25, 1998